VIASPACE Reports Financial Results for First-Quarter 2010

Revenues Rise, Operating Expenses Decline, Net Loss Narrows
As Company Sets Foundation for Growth of Renewable Energy Business

IRVINE, Calif.—May 17, 2010—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company providing products and technology for renewable and alternative energy, announced financial results for the first quarter ended March 31, 2010.

Total revenue for the quarter was $927,000 and included $757,000 from Inter-Pacific Arts (IPA) and $170,000 from U.S. military contracts for security products. Total revenue for first-quarter 2009 was $820,000 and included $591,000 from IPA, $174,000 from U.S. military contracts for security products, and $55,000 from a commercial fuel-cell contract with Samsung.

For the quarter, cost of revenues was $676,000, compared to $526,000 in first-quarter 2009; the increase due to higher volumes and manufacturing costs related to IPA. Gross profit for the quarter was $251,000, compared to gross profit of $294,000 for first-quarter 2009.

Total operating expenses for the quarter were $922,000, including $894,000 of selling, general and administrative (SG&A) expense and $28,000 for operations. SG&A included $289,000 in stock-based compensation. Total operating expenses for first-quarter 2009 were $1.075 million and included $1.07 million in SG&A and $9,000 for operations. SG&A in 2009 included $572,000 in stock-based compensation. Operating loss for the quarter was $671,000, compared to an operating loss of $781,000 in first-quarter 2009.

For first-quarter 2010 other income, net, was $51,000, compared to other expense, net, of $125,000 for first-quarter 2009.

Net loss for the quarter was $630,000 compared to a net loss in first-quarter 2009 of $851,000. Net loss for first-quarter 2010 was less than $0.01 per share; net loss for first-quarter 2009 was less than $0.01 per share.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “First-quarter results reflect the ongoing contribution of IPA to revenues as well as cash flow to support the continuing development of our renewable energy business, including acreage expansion, Giant King Grass cultivation, and construction of our grass processing facility. In addition, our efforts to control operating expenses in certain areas are helping to offset the expected increases in expenses and capital investment related to our energy business. As a result, net loss narrowed from last year, and net cash used for operations also declined.”

About VIASPACE Inc.

VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low carbon fuel for electricity generating power plants, and as a feedstock for bio methane production and cellulosic biofuels. For more information, please see www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors  include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2009, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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